SUPPLEMENT (To Preliminary Prospectus Dated August 8, 2016)	Filed Pursuant to Rule 424(h) Registration File No. 333-206582-03

$632,488,000 (Approximate)

Morgan Stanley Capital I Trust 2016-UBS11
(Central Index Key Number 0001678740)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

UBS Real Estate Securities Inc.
(Central Index Key Number 0001541886)

KeyBank National Association
(Central Index Key Number 0001089877)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-UBS11

This is a supplement to the preliminary prospectus dated August 8, 2016 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

1.	The first sentence under “Where You Can Find More Information” is replaced in its entirety with the following sentence:

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206582) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.

__________________

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the offered certificates until the underwriters have accepted your offer to purchase offered certificates. Any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

__________________

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MORGAN STANLEY		UBS SECURITIES LLC

Co-Lead Bookrunning Managers

KeyBanc Capital Markets	Natixis Securities Americas LLC
Co-Managers

The date of this Supplement is August 9, 2016.

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